Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

RESTATED AND AMENDED LICENSE AND ASSIGNMENT AGREEMENT

entered into by and between

Stichting VUmc

and

LAVA Therapeutics B.V.

THIS AGREEMENT is entered into with effect as from February 25, 2021 (“Restatement Effective Date”) by and between:

- STICHTING VUmc, with registered office at De Boelelaan 1117, 1081 HV Amsterdam, The Netherlands (“VUmc”), represented by [***]

and

- LAVA Therapeutics B.V. with registered office at Yalelaan 60, 3584 CM Utrecht, The Netherlands (“LAVA”), represented by [***] and [***],

VUmc and LAVA jointly also referred to as “Parties” and individually as “Party”;

WHEREAS:

A.

VUmc is an academic hospital and medical faculty in Amsterdam, which stands for distinctive scientific research combined with patient care and high quality scientific education. VUmc has valuable expertise in the field of preclinical models, inter alia testing of therapeutic and/or preventative effect and/or mode of action in in vitro and in vivo studies.

B.

LAVA is a biotechnology company that creates and develops next generation gs T cell engaging bispecific antibodies for the treatment of cancer. LAVA intends to develop potent, safe and cost-effective biopharmaceuticals that arm the immune system to recognize and destroy tumor cells. LAVA has proprietary rights on bispecific gs T cell engagers.

C.

Parties have been collaborating since 2017. VUmc makes available certain employees to LAVA under various secondment agreements. These VUmc employees perform research and preclinical development activities and prepare reports and publications. The VUmc employees are authorized to use VUmc’s laboratory, office spaces and other facilities and utilities for the benefit of LAVA. Any future research staff employed by VUmc and involved by LAVA shall be subject to Parties entering into separate secondment agreements for each of these staff members.

D.

Parties entered into that certain License and Assignment Agreement dated 1 January 2017 (the “Original Agreement”), pursuant to which, among other things, LAVA obtained from VUmc, and VUmc granted to LAVA, an exclusive license and other rights under certain patents rights, tangible know how, and non-severable improvements and a non-exclusive license under certain non-tangible know-how to exploit Products during the Term within the Territory. On 1 July 2017, Parties entered into an assignment letter (the “2017 Assignment Letter”) pursuant to which VUmc assigned to LAVA the Original Patent Rights. On 26 January 2018, Parties made an Addendum to the Original Agreement (the “Addendum”), in which Parties agreed that, subject to the terms and conditions therein, the milestone payment following an Exit (as defined below) will not exceed [***] (attached as Schedule II), which agreement continues to apply after execution of this Agreement.

E.

On 13 May 2020, LAVA entered into a research collaboration and license agreement with Janssen (as defined below) (the “Janssen Agreement”), pursuant to which Janssen obtained from LAVA, and LAVA granted to Janssen, a license to use (inter alia) the Patent Rights (as defined below) for the development and exploitation of certain products [***]. On 6 July 2020, Parties entered into a Side Letter to the Original Agreement in relation to the Janssen Agreement, attached as Schedule III (the “Side Letter”). Parties desire to restate and amend the Original Agreement to incorporate the provisions agreed in the Side Letter.

F.

Within [***] of the Restatement Effective Date, the Parties shall execute an Assignment Letter to document the assignment made effective hereunder by VUmc to LAVA all VUmc’s rights, title, and interest in and to any inventions claimed in the Patent Rights (other than the Original Patent Rights) set forth in subsection (b) of the definition of Patent Rights (the “2021 Assignment Letter”).

G.

Parties acknowledge and agree that as of the Restatement Effective Date, several conditions included in the Original Agreement have been fulfilled and as a result, Parties now wish to restate and amend the Original Agreement to, among other things:

•	clarify LAVA’s rights to the assigned patents;

•	adapt and clarify LAVA’s payment obligations with respect to income received by LAVA under the Janssen Agreement;

•	confirm that the Historic Patent Costs referred to in Article 4.3 of the Original Agreement were reimbursed in full by LAVA to VUmc as at the end of the Improvement Period;

•	confirm that any rights of first negotiation (“RoFN”) granted by VUmc to LAVA under the Original Agreement have lapsed and expired upon the start of the Post Improvement Period;

•	confirm that, prior to the execution of this Agreement (as defined below), LAVA has obtained Independent Status as referred to in Article 8.2 of the Original Agreement; and

•

reaffirm that, with regard to the cooperation in recent years, Parties wish to continue to combine their diverse capabilities and collaborate for the purpose of developing the best biopharmaceuticals and to further substantiate and amend their legal relationship by executing this Agreement.

0. Definitions

Affiliate	means, with respect to any person, any other person that is directly or indirectly controlled by, controls, or is under common control with such person; for purposes hereof, “control” of a person means (i) ownership of, or possession of the right to vote, more than fifty percent (50%) of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

Agreement	means this restated and amended license and assignment agreement, including its exhibits, annexes and amendments.

Assignment	means an assignment or other transfer of an ownership interest in and to any Patent Rights and/or Non-Severable Improvements to LAVA, including pursuant to the 2017 Assignment Letter and the 2021 Assignment Letter.

Change of Control	means a direct or indirect sale, disposal of or transfer, in one or more related transactions, to a third party of a majority interest in the shares of LAVA or properties or assets representing all or a substantial part of the properties and assets of LAVA and its subsidiaries.

Confidential Information		any information obtained by one Party from the other Party in the context of this Agreement which can either

	i)	be reasonably understood to be confidential (which, for the avoidance of doubt, includes all Know How), or

	ii)	is clearly marked or otherwise identified as being confidential [***] after disclosure.

Effective Date	means January 1, 2017.

Exit	means (a) an Initial Public Offering or (b) Change of Control. This includes – without limitation – any transactions which otherwise effectuate an outcome that has the same economic effect.

Field	means the treatment of cancer by means of ligands, including antibodies (e.g. (bispecific-)nanobodies and VHH’s) targeting immune effector cells (e.g. iNKT cells, gamma-deltaT-cells, MAIT cells and NK cells).

Historic Patent Costs	means all out of pocket costs incurred by VUmc until the Effective Date solely relating to the filing, prosecution and maintenance of the Original Patent Rights (as defined below) to the extent such costs are not already reimbursed to VUmc under any governmental grant or subsidy or by LAVA.

Improvement Period	means the period starting on the Effective Date and continuing until three years after the Effective Date.

Initial Public Offering	means the initial listing of the majority of the shares in LAVA on a recognized stock exchange, including but not limited to the closing of the sale of LAVA Common Shares to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Initial Public Offering Price:	means the initial price to the public per LAVA Common Share in the Initial Public Offering.

Intellectual Property Rights	means any patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks, goodwill, rights in designs, database rights, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Janssen	means Janssen Biotech, Inc.

Janssen Net Sales	means the net sales under the Janssen Agreement as “Net Sales” is defined therein.

Know How	means any and all information, data and knowledge (including but not limited to ideas, concepts, discoveries, inventions, developments, methodologies, models, instructions, analyses, reports, processes, techniques, procedures, working methods, specifications, test results, regulatory support data, trade secrets and business information), and any embodiments thereof that are in the possession of VUmc on the Effective Date and that are beneficial for the exercise of the inventions embodied in the Patent Rights and/or the development, manufacture and/or sale of product and/or services associated with the Patent Rights within the Territory, in as far as these are not in the public domain.

Net End-user Sales	means the gross sales of the Products that is due, or received by LAVA or its Affiliates or sublicensees, from Third Parties for such Products, less [***]. Net End-user Sales shall not be based on sales (other than for end use) of Products between a Party and its Affiliates or sublicensees or between its Affiliates and sublicensees. The Janssen Net Sales are excluded from Net End-user Sales.

Net Exit Value	means the value of LAVA when an Exit occurs minus [***] x the total of capital investments (nominal and share premium value) by the shareholders and, if applicable, the holders of certificates of shares of LAVA, in each case measured immediately prior to the Exit and excluding further investments made by the shareholders as part of the Exit. In the event of an Initial Public Offering, “value” means the pre-money valuation of LAVA in the Initial Public Offering as determined by Initial Public Offering Price.

Non-Severable Improvements	means improvements that are generated by and within the research group lead by [***] (whether or not with a Third Party) during the Improvement Period within the Field, and which commercial exploitation would infringe one or more Valid Claims in the Patent Rights in absence of a license.

Original Patent Rights	means the patent applications with numbers: [***];

and all patents and patent applications deriving from the foregoing in the Territory and benefiting from the same priority date, including divisional, continuations and continuations-in-part.

Patent Rights	means (a) the Original Patent Rights and (b) the patent applications with application numbers: [***];

and all patents and patent applications deriving therefrom in the Territory and benefiting from the same priority date, including divisional, continuations and continuations-in-part.

Post Improvement Period	means the period after the Improvement Period, as from [***] until the expiration or termination of this Agreement.

Product	means a product, the use, manufacture, sale and/or rendering of which would, on a country by country basis, infringe one or more Valid Claims in the Patent Rights in such country if no license would have been granted.

Royalties	has the meaning as outlined in Article 4.

Severable Improvements	means improvements that are generated by and within the research group lead by [***] (whether or not with a Third Party) during the Improvement Period within the Field and which commercial exploitation would not infringe one or more Valid Claims in the Patent Rights in absence of a license.

Term	has the meaning assigned thereto in Article 17.

Territory	means worldwide.

Third Party	means a person or entity other than the Parties and/or their Affiliates.

Valid Claim	means rights derived from (a) an issued and unexpired patent included within the Patents Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, without appeal or possibility of appeal within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application included within the Patents Rights which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.	Post Improvement Period

1.1

As from the start of the Post Improvement Period, any and all research by VUmc in relation to the Patent Rights is performed in cooperation with LAVA under secondment agreements concluded between Parties.

1.2	VUmc warrants that at the Restatement Effective Date, no research that is subsidised by a Third Party in relation to the Patent Rights is performed or scheduled by [***] at VUmc.

2.	License Grant, Non-Compete

2.1

VUmc hereby grants to LAVA, and LAVA hereby accepts, an exclusive, non-transferable (other than in accordance with Article 9 hereof), royalty bearing license, with the right to sublicense, to apply the Know How (with the exception of intangible Know How, which is hereby licensed under the same conditions except for the fact that it is licensed non-exclusively) to develop, make, have made, use, import, have imported, sell, have sold, market and have marketed Products during the Term and within the Territory as specified in this Agreement (“License”).

2.2	Intentionally omitted.

2.3

LAVA hereby grants to VUmc, and VUmc hereby accepts a non-exclusive, royalty free license to apply the Patent Rights and tangible Know How to conduct its own non-commercial research and/or for educational purposes (“License-Back”). For the sake of clarity, this License-Back to VUmc excludes use of the Patent Rights and tangible Know How in collaborative research with commercial Third Parties where such Third Party receives access rights to the Patent Rights and tangible Know How, unless written permission is obtained from LAVA. For the avoidance of doubt, this License-Back includes collaborations with non-commercial institutions for non-commercial research purposes only.

Notwithstanding

the foregoing, until the [***], VUmc shall not practice the License-Back to conduct any research on compounds or molecules comprising [***]-specific antibody and a [***] and/or to use said compound for educational purposes, either alone or in collaboration with Third Parties (other than for research activities performed by VUmc in relation to the Janssen Agreement and/or as expressly permitted by LAVA). LAVA shall adequately inform VUmc with respect to the expiration of the Exclusivity Period.

2.4

Without limiting Article 2.3, from [***], VUmc shall not carry out any exploitation, either on its own or with any Third Party, with respect to compounds or molecules comprising [***]-specific antibody and a [***].

2.5

During the Exclusivity Period (as defined in the Janssen Agreement), [***] at VUmc and those members of the research group(s) at VUmc who are under the direct supervision of [***], shall not directly collaborate with or carry out any research or exploitation, either on his/their own, with other VUmc research groups or with any Third Parties (other than for research activities performed by VUmc in relation to the Janssen Agreement and/or as expressly permitted by LAVA), on compounds or molecules that are directed to or bind or, or recognize [***]. If certain researchers within [***]’s laboratory or research group nevertheless desire to perform such activities, VUmc may submit a written request to LAVA to make a specific exception to the obligation set forth in this Article 2.5, which the Parties shall then discuss.

2.6	The right to grant sub-licenses under the License is granted under the conditions that LAVA:

(a)	shall negotiate any sub-licenses at arms-length commercial conditions;

(b)

shall impose upon its sub-licensees substantially the same obligations as are imposed upon LAVA in this Agreement (such as but not limited to obligations regarding royalties, auditing, reporting and confidentiality), except for obligations which are clearly specific to LAVA as the main licensee;

(c)

shall send VUmc a full copy of each sub-license agreement concluded with a sub-licensee within [***] from concluding such agreement, and shall inform VUmc without undue delay about material developments with respect to each sub-license, such as but not limited to material breaches and termination.

LAVA warrants that each sub-licensee shall fully comply with its obligations under the relevant sub-license agreement and LAVA shall hold VUmc harmless from any loss or damages suffered as a result of breach by a sub-licensee of its sub-license agreement.

2.7	LAVA shall grant any Third-Party licenses under the Patents at arms-length commercial conditions.

3.	Improvements

3.1	Intentionally omitted.

3.2	Intentionally omitted.

3.3	Intentionally omitted.

3.4	Intentionally omitted.

3.5	Intentionally omitted.

3.6

All inventions developed by LAVA, its employees or any seconded persons at LAVA, will be owned by LAVA. For the avoidance of doubt: ‘seconded persons’ can be VUmc’s employees in case they are seconded on an at-arm’s-length, fee-for-service or consultancy basis.

3.7

LAVA recognizes the wishes of VUmc to publish details of academic results in scientific journals. VUmc shall not engage in any dissemination of data regarding Non-Severable Improvements and/or Severable Improvements without first obtaining the written consent of LAVA, which consent shall not be unreasonably withheld and shall be provided within a period of [***] from the receipt of VUmc’s written request for consent. In case LAVA has not responded to such request within this [***] term, VUmc will be free to proceed with the publication without further delay.

3.8	LAVA shall have the right to withhold such consent only in case the publication:

(a)

Contains information that may be subject of a patent application, in respect of which no patent application has yet been filed. Such withholding of consent will not lead to a delay of publication for more than [***] from the date of notification by LAVA to VUmc.

(b)

Contains proprietary information originating from LAVA, which has to be kept confidential. LAVA will indicate the information which in the opinion of LAVA has to be held confidential. VUmc will then adapt the proposed publication in such a manner, that it will not publish the aforementioned proprietary information of LAVA.

3.9

It is expressly understood between Parties that LAVA shall not make public any information that is proprietary to VUmc before VUmc has had the opportunity to publish such information in scientific journals, unless VUmc has granted the permission in writing for such publication by LAVA.

4.	Royalties and Historic Patent Costs

4.1

In consideration for the assignment of the Patent Rights and for the License to Know-How LAVA shall pay VUmc royalties on Net End-user Sales and Janssen Net Sales (pursuant to this Article 4.1), royalties on proceeds from indirect commercialisation (pursuant to Article 4.6), and royalties consisting of a milestone payment on Exit (pursuant to Articles 4.7, 4.8, and 4.9) (collectively “Royalties”). For the avoidance of doubt: any proceeds will only be subject to Royalties under one of Articles 4.1, 4.6, 4.7 or 4.8 and shall in no event lead to a payment under more than one sub-clause.

(a)	Royalties on Net End-user Sales are calculated as follows:

(i)	[***] in case the cumulative aggregate Net End-user Sales are [***];

(ii)	proportionally increasing from [***] in case the cumulative aggregate Net End-user Sales are [***].

(iii)	[***] in case the cumulative aggregate Net End-user Sales [***].

(b)	Royalties on Janssen Net Sales are calculated as follows:

(i)	[***] in case the cumulative aggregate Janssen Net Sales are [***];

(ii)	proportionally increasing from [***] in case the cumulative aggregate Janssen Net Sales are [***];

(iii)	[***] in case the cumulative aggregate Janssen Net [***].

For the avoidance of doubt: “annum” refers to a calendar year.

4.2

Royalties under Article 4.1 are payable, on a country by country basis, until the last to expire Valid Claim in such country that would be infringed by the use, manufacture and/or sale of a Product in such country if no license would have been granted or no Assignment made. Notwithstanding anything to the contrary, in no event will LAVA be required to pay VUmc Royalties on Janssen Net Sales that exceed the royalty payments received by LAVA from Janssen under the Janssen Agreement on such Janssen Net Sales, provided that the license(s) were granted by LAVA to Janssen under reasonable arm’s length commercial conditions.

4.3	The Parties acknowledge that all Historic Patent Costs were reimbursed by LAVA to VUmc prior to the Restatement Effective Date.

4.4

In the event that Products are sold, transferred, or disposed of, by LAVA to a Third Party other than for cash, the fair market value of any non-cash consideration received by LAVA for such sale, transfer or other disposition of the Product shall be deemed Net End-user Sales for the purpose of this Agreement. For the sake of clarity, cash discounts are not considered as non-cash consideration, except if such cash discounts are used to promote sales of products other than Products. Cash discounts shall be treated as set out in the definition of Net End-user Sales. No royalties shall be due for Products transferred to third parties solely for use with clinical trials for the development of (other) Products or other validation studies of Products for the benefit of LAVA, during the Term.

4.5

In the event any Products shall be sold, transferred, or disposed of, to a Third Party in a transaction that does not represent an arm’s length transaction or a fair market value of the Product(s), then the royalties to be paid under this Agreement shall be based upon the average of Net End-user Sales to others than such Third Party in the same country and the same accounting period such transaction with said Third Party occurred.

4.6

A Royalty of [***] will be due on any proceeds from indirect commercialisation, such as proceeds from upfront payments, milestone payments, advances, shares other than issued shares, commissions, fees and/or other proceeds from partnering and/or alliance activities, but excluding R & D contributions, running royalties received by LAVA in connection with the grant of a sublicense hereunder (payment for which is already accounted for under Article 4.1), and any other amounts that LAVA is obligated to pay VUmc directly hereunder.

4.7

In case of an Exit, the royalties consisting of a milestone payment on Exit are [***] of the part of the Net Exit Value of LAVA in between [***], plus [***] of the part of the Net Exit Value of LAVA in between [***], plus [***] of the part of the Net Exit Value of LAVA in between [***], plus [***] of the part of the Net Exit Value in between [***], plus [***] of the part of the Net Exit Value of LAVA between [***]. The milestone payment following an Exit (including an Initial Public Offering) will in no event exceed [***], as agreed by Parties in the Addendum dated [***] (attached as Schedule II). Schedule I provides an example of the payments to be made in case of an Exit. As soon as reasonably practicable and in any event prior to an Exit occurring, LAVA will either (i) ensure and confirm to VUmc in writing that Exit milestone payment is paid at the closing of the Exit event or (ii) procure that its shareholders commit in writing (e.g. in the shareholders agreement or the transaction documents governing an Exit) that they will provide LAVA with the necessary funds to make the Exit milestone payment to the Licensor in case the Exit proceeds are not received by LAVA but by its shareholders. The obligation in the previous sentence shall however not apply to the Intended 2021 IPO as defined in Clause 4.8 below.

4.8

If LAVA completes an Initial Public Offering by December 31, 2021 (a “2021 IPO”) the parties intend that a specific arrangement is appropriate for such 2021 IPO. The Parties agree that if a 2021 IPO materializes the following will apply. As of the Restatement Effective Date, the total capital investments to be taken into account for calculating the Net Exit Value shall be as specified in Schedule V. The Exit payment shall be paid to VUmc as follows:

(i)	Within [***] of the closing of a 2021 IPO, LAVA shall issue to Vumc a number of Common Shares equal to [***]

(ii)

On the [***] of a 2021 IPO, LAVA shall pay to Vumc [***]. Such payment shall be made at the election of LAVA in (1) cash or (2) LAVA Common Shares valued using the closing price of LAVA Common Shares on the date [***] of the Initial Public Offering.

(iii)

On the [***] of a 2021 IPO , LAVA shall pay to Vumc [***]. Such payment shall be made at the election of LAVA in (1) cash or (2) LAVA Common Shares valued using the closing price of LAVA Common Shares on the date [***] of the Initial Public Offering.

(iv)	In the event of a Change of Control prior to the payment to Vumc of the amounts under (ii) or (iii) above, such amounts shall be due and payable within [***] of the closing of the Change of Control.

(v)	As a condition to the receipt of shares pursuant to (i) above, Vumc shall enter into a lock-up agreement in the form entered into by LAVA’s major shareholders in connection with a 2021 IPO.

(vi)	For clarity and notwithstanding anything to the contrary, the total Exit milestone payments under this Article 4 will in no event exceed [***].

For the avoidance of doubt: VUmc shall not be required to pay any amount to LAVA upon receiving Common Shares as contemplated above, nor shall VUmc be obliged to pay any fees or costs in relation thereto. The specific arrangement set out in this clause 4.8 shall cease to apply if a 2021 IPO is not realized before [***].

4.9

Any Royalties (not only on Net End-user Sales) paid prior to Exit will be offset against the Exit milestone payment. For clarity, LAVA may offset from the Net Exit Value milestone payment all Royalties (a) already paid, (b) invoiced but not paid, but which remain payable and (c) accrued, not invoiced and not paid, but which remain payable and may be invoiced on Exit. If prior to Exit royalties exceeding [***] were already paid, no such milestone payment shall be due upon Exit and no Royalties will have to be paid back by VUmc to LAVA.

4.10	Should the Exit payment (partially) take place on a non-cash basis (such as shares for shares), then [***]. In the latter case, [***].

4.11

Only the obligation to pay Royalties on Net End-user Sales and Janssen Net Sales (pursuant to Article 4.1) will continue to be in force after Exit and all other payment obligations hereunder will cease after an Exit.

4.12	As of [***], or in case LAVA declares dividends, [***]. Such [***]. In case Parties cannot agree on a fair valuation, Parties agree that [***]. The costs associated with [***].

4.13	In case LAVA is not able to pay [***], Parties can agree on a payment schedule over a period of [***] to the sole discretion of LAVA.

4.14	In the event LAVA is considering in good faith an Exit, the following Exit procedure will apply between Parties:

(a)	LAVA will timely notify VUmc of its intention to effectuate an Exit, reasonably in advance of the consummation of such Exit;

(b)

LAVA will provide VUmc with a calculation of the Net Exit Value, and shall substantiate the calculation of the Net Exit Value by providing VUmc all information reasonably required to review and assess the calculation;

(c)	VUmc will confirm whether its accepts this calculation in writing within [***] after receipt thereof;

(d)	if Parties are unable to agree on the Net Exit Value, Parties shall [***]. The Net Exit Value shall be finally determined by [***]. Parties shall [***];

(e)	LAVA will pay the Exit payment to VUmc within [***] (including the schedule set forth in Section 4.8 above).

5.	Payment Conditions

5.1

LAVA will within [***] after the end of [***], starting as from the first Net End-user Sales or Janssen Net Sales or first proceeds from indirect commercialisation, whichever is the first, calculate, substantiate and report Net End-user Sales, Janssen Net Sales, and proceeds from indirect commercialisation, if any, and the corresponding Royalties due to VUmc; provided, that with respect to Janssen Net Sales, LAVA will calculate and report Janssen Net Sales within [***] following receipt by LAVA of the relevant information from Janssen under the Janssen Agreement.

5.2	LAVA will make payments due to VUmc within [***]. Payments will be made in Euro on a bank account designated by VUmc, after having received an invoice from VUmc for such payment.

5.3

All Royalties are net amounts, excluding any taxes, duties, fees or levies. In the event that LAVA is subject to withholding taxes, such withholding taxes will be deducted from the Royalties and Parties shall render every assistance to each other to reclaim such amounts from the Dutch tax authorities pursuant to applicable tax treaties. LAVA shall be responsible for the correct and timely payment of taxes and shall furnish to VUmc evidence of true and complete payment of such taxes.

5.4	[***] interest per month will be charged on any unrealized payments that are due for a period of more than [***].

5.5

LAVA shall cooperate in the event that VUmc will choose to enter into a monetization agreement on future proceeds from this Agreement by paying Royalties to a new bank account as indicated by VUmc. VUmc shall bear all of LAVA’s reasonable costs associated with such monetization.

6.	Royalty Audit

6.1

LAVA agrees to keep accurate and complete records of all data pertaining to the commercial application of the Patent Rights and Know How and of software, services and solutions deviated hereof. Furthermore, LAVA agrees to keep accurate and complete records of Net End-user Sales, Janssen Net Sales and Royalties.

6.2

As from receipt of the first Royalties, VUmc shall have the right to an independent audit of Royalty calculations. LAVA shall make its records and books available to the extent reasonably required for inspection during normal business hours by an independent certified accountant selected by VUmc and reasonably acceptable to LAVA. Such inspection shall take place upon reasonable notice during normal business hours and at VUmc’s expense for the sole purpose of verifying Royalty statements, but in no event more than [***] in each calendar year. All information and data offered shall be used only for the purpose of verifying Royalties and shall be treated as LAVA Confidential Information subject to the obligations of this Agreement. Disclosure of such information by such accountant to VUmc shall be limited to the information necessary to quantify any underpayment and to identify the cause thereof, including without limitation the amount, if any, that any such Royalties have been underpaid. In case actual Royalties per annum deviate more than [***] from Royalties reported by LAVA, the cost of such audit will be borne by LAVA.

7.	Diligence and Reporting.

7.1	LAVA agrees to use commercially reasonable efforts to develop, manufacture and sell Products either by itself or through (sub)licensees or other Third Parties up until 2 years after Exit.

7.2

Until the date that first Net End-user Sales are generated, LAVA will present on [***] basis (a) a development plan as may be updated by LAVA from time to time and (b) a progress report reporting on the progress of the development plan and the use of the Patent Rights and the Know How (“voortgangsrapportage”) in order to allow VUmc to verify that LAVA complies to the terms of this Agreement (c) a date on which first market approval is expected and Net End-user Sales might be generated.

7.3	LAVA will provide to VUmc on [***] (and in addition to the reports meant under 5.1):

(a)	an integrated [***] Royalty report in relation to royalties due with respect to the Patent Rights and Know-How and any licences granted thereunder by LAVA to Third Parties; and

(b)	an [***] progress report, which obligation shall end upon Exit.

All information so disclosed to VUmc is the Confidential Information of LAVA.

7.4	Intentionally omitted.

7.5	Intentionally omitted.

8.	Ownership and Assignment

8.1

Parties acknowledge and agree that VUmc has assigned to LAVA the Original Patent Rights pursuant to the 2017 Assignment Letter and its rights to the inventions claimed in the remaining Patent Rights pursuant to the 2021 Assignment Letter. VUmc shall cooperate – without delay and to the extent necessary- in order to have each Assignment formalized in public registers or complying with other legal requirements.

8.2	Intentionally omitted.

8.3	Intentionally omitted.

8.4	After the Assignment made pursuant to the 2017 Assignment Letter, the following applies:

(a)	the terms of the Agreement, save for part of Article 2 and Article 12, remain unchanged including but not limited to Royalty obligations;

(b)

LAVA shall refrain from (i) having offices at the campus of VUmc; (ii) engaging its own activities at the campus of VUmc and/or (iii) collaborating with VUmc other than at arm’s length and on commercial terms;

(c)	Intentionally omitted;

(d)

In case LAVA intends to abandon any Patent Rights, LAVA shall provide to VUmc a written proposition to re-acquire such patent at no cost, provided that the re-acquisition of the abandoned patent by VUmc does not block the business of LAVA. Such proposition will be sent at least [***] prior to the final date or deadline of abandonment. After Exit, the Patent Rights can be abandoned without approval by the VUmc; and

(e)

Unless in case of an Exit, LAVA shall not sell, transfer or assign Patent Rights or Non-Severable Improvements that were assigned to LAVA under this Agreement, without the prior written consent of VUmc, such consent not to be unreasonably withheld or delayed.

9.	Assignment to Third Parties

9.1

LAVA shall not assign this Agreement without the prior written consent of VUmc, such consent shall not unreasonably be withheld in case of: 1) a change of control of the LAVA; or 2) an assignment of this Agreement to a party which is a wholly owned subsidiary of the LAVA; or 3) a transfer of all or a substantial part of LAVA’s assets.

10.	Management of Patent Rights

10.1

LAVA shall file, prosecute and maintain the Patent Rights, as well as any intellectual property rights vested in any improvements related to the Patent Rights that are generated by or on behalf of LAVA.

10.2

If necessary and appropriate, Parties shall cooperate with each other in gaining term extensions (such as supplemental protection certificates) wherever applicable to the Patent Rights. Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a strategy relating to filings and term extensions in relation to the Patent Rights. LAVA shall make the final decision relating thereto. LAVA shall be responsible for the costs of seeking and/or obtaining term extensions with respect to the Patent Rights. LAVA shall be in the lead as to the selection of patent counsel.

10.3	During the Term, Parties shall provide each other in a timely manner with information required for the filing, prosecution and maintenance of the Patent Rights.

10.4	Intentionally omitted.

11.	Confidentiality

11.1

Parties mutually commit themselves to the confidentiality of all data and information concerning each other’s organization, clients, files, Products of which they become aware. Data and information may only be used in order to carry out the Agreement between Parties. Each Party shall maintain the confidentiality of any Confidential Information of any other Party and shall use such Confidential Information only for the purpose of this Agreement.

11.2	The confidentiality obligations set out above shall not apply to information with respect to which a receiving Party can prove by documentary evidence:

(a)	that it was in its possession or in the public domain prior to the disclosure under this Agreement; or

(b)	that, after its disclosure under this Agreement, it became part of the public domain by publication or otherwise through no fault of a receiving Party; or

(c)	that, after its disclosure under this Agreement, it was received by a receiving Party from a third party who did not receive it directly or indirectly from the disclosing Party, or

(d)	that, after its disclosure under this Agreement, it was independently developed by employees of a receiving Party and/or of its affiliates who were not aware of the disclosed information.

11.3

If a receiving Party is required by law, regulation, rule, act, or order of any governmental authority or agency to disclose Confidential Information it may do so, provided however, that a receiving Party

(a)	will give the other Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and

(b)	thereafter will disclose only the minimum Confidential Information required in order to comply.

11.4

Each Party will disclose Confidential Information of any other Party to its personnel or third part contractors only on a need-to-know basis, and will ensure and warrants that the individuals concerned are bound by and will comply with substantially the same obligations of confidentiality and non-use as set out in this Agreement.

11.5

It is understood between the Parties that it may be necessary to disclose part of any other Party’s Confidential Information to regulatory bodies in order to acquire registration and/or market authorization. The receiving Party may request permission to do so from a disclosing Party, which will not unreasonably be withheld. In such event, the Parties shall consult on the best way of submitting such information and the Party in charge of the registration shall make all possible efforts to ensure confidential treatment of the information by those regulatory bodies.

12.	Intentionally omitted.

13.	No warranty

13.1

Any transfer or license of Patent Rights and Know How by VUmc was done so ‘as is’, without any explicit or implied warranty whatsoever. VUmc explicitly does not warrant that the exercise of the inventions claimed in the Patent Rights and/or the Know How does not infringe any intellectual property right of a Third Party, shall function without interruption or without errors, is suitable for every intended use by LAVA and/or will lead to results desired by LAVA.

13.2

Notwithstanding Article 13.1, and after using their best efforts to determine inventorship, VUmc warrants that to the best of its knowledge, the inventors named in the Patent Rights are the sole inventors of the Patent Rights, and that no other inventors may lay claim to the Patent Rights. Furthermore, VUmc warrants that (i) all such known inventors have, by law or by contract, duly assigned their rights in and to the invention claimed in the Patent Rights to VUmc, respectively so that VUmc are the sole co-owners of the Patent Rights and Know How, (ii) that LAVA does not have any obligation to pay royalties or other consideration directly to such inventors, that (iii) VUmc have not granted a license to Patent Rights or Know How to any Third Party, and that (iv) the Patent Rights are unencumbered and that VUmc had the right to grant an exclusive license of the Patent Rights and Know How to LAVA as set out in the Original Agreement.

14.	Limitation of liability/indemnification

14.1

VUmc is not liable for any damages incurred by LAVA or any Third Parties in relation to this Agreement and the Original Agreement regardless of the cause, unless the damages are a result of wilful misconduct (opzet) and/or gross negligence (grove schuld) on the part of VUmc. LAVA undertakes to indemnify and hold harmless VUmc and its Affiliates at all times against any claims relating to this Agreement and the Original Agreement and/or the use of the Patent Rights and/or the Know How by LAVA, its Affiliates and/or its sublicensees save for damages for which VUmc is liable pursuant to the first sentence of this Article 14.1.

14.2

Either Party’s liability for indirect damage, including but not limited to consequential damage, loss of profit, loss of savings, mutilated and/or lost data, delays, losses, damage through corporate inactivity and/or claims from Third Parties, is expressly rejected.

14.3

If, despite the previous alineas, VUmc is held liable for damages in relation to this Agreement or the Original Agreement after a final judgment in an arbitration procedure or court of law, the amount of compensation to be paid will be limited to compensation for direct damage to a maximum of the total amount of money received by VUmc from LAVA under this Agreement and the Original Agreement, with a maximum amount of [***].

14.4

Any direct cash damages incurred by LAVA due to infringement of Third Party patents by development, manufacture and/or sale of the Product may be settled with Royalty payments as of the date of the imposition of such damages.

14.5

LAVA hereby agrees to indemnify, defend, and hold VUmc, VUmc’s Affiliates, employees, officers and subcontractors harmless from any claims or demands for damages, liabilities, losses, actions and/or suits, including attorney’s fees and court or arbitration costs arising as a result of any and all infringement of Third Party rights (including, but not limited to, Third Party intellectual property) caused by LAVA’s use of the Patent Rights and the Know How.

15.	Consent Rights

15.1	Intentionally omitted.

15.2	Intentionally omitted.

15.3	Intentionally omitted.

15.4

The following actions at all times require prior written approval of the Technology Transfer Office of VUmc (IXA) or the VUmc department head or the VUmc division manager, not to be unreasonably withheld; (a) the appointment of new LAVA employees who are also employees of VUmc or (b) (direct or indirect) hiring by LAVA of advisors or consultants who are also employees of VUmc or (c) secondment of employees of VUmc at LAVA or (d) the executing of new agreements or amending existing agreements between LAVA and VUmc or between LAVA and Affiliates of VUmc.

15.5	This Article 15 shall lapse upon an Exit.

16.	Use of names / Promotion

LAVA shall only use the names and/or logos of (employees) of VUmc or Affiliates of VUmc after prior written consent of VUmc.

17.	Term/Termination

17.1

The Agreement shall enter into force on the Restatement Effective Date and shall expire upon the expiration of LAVA’s payment obligations under Article 4 (the “Term”). The Royalty payment obligations shall continue for the duration of the Patent Rights described in Article 4.3, and shall survive any termination of this Agreement for such duration plus the time needed for LAVA to fulfil such obligations.

17.2

The Agreement automatically terminates (a) in the event that LAVA enters into creditor protection, receivership, bankruptcy or voluntary liquidation, or (b) in the event that LAVA ceases its present business prior to an Exit.

17.3	In case of a termination of this Agreement, LAVA shall:

(a)	Immediately cease to use the Patent Rights (including Non-Severable Improvements) and the Know How, and

(b)

Transfer back to VUmc the Patent Rights, Non-Severable Improvements, tangible Know How, and carriers/embodiments of intangible Know How, in each case as and to the extent such rights were transferred, assigned, or licensed to Lava, such that VUmc can enable a new licensee or assignee to continue the development and commercialization of the Patent Rights, Non-Severable Improvements and Know How, and

(c)

Offer a right of first negotiation to VUmc, either for a license (with right to sublicense) under, or for a transfer of, relevant intellectual property developed and owned by LAVA at a consideration to be agreed in good faith, such that VUmc can enable a new licensee or assignee to continue the development and commercialization of the Patent Rights, Non-Severable Improvements and Know How.

17.4

If this Agreement terminates pursuant to Article 17.2(a), VUmc shall (i) within [***] of the effective date of such termination, provide Janssen with written notice of such termination marked for the attention of [***] with receipt, and (ii) conclude a license agreement directly with Janssen that is similar to the license granted to LAVA under the Original Agreement, which shall include the same commercial terms as set out in this Agreement, such as royalty rates and payment timing, in each case as such rights and obligations may be applicable to Janssen, but shall exclude provisions that clearly relate to the specific relationship between VUmc and LAVA at the time. In no event shall any amount payable to VUmc by Janssen under such new license agreement exceed the corresponding payment obligation of Janssen to LAVA under the Janssen Agreement or duplicate a corresponding payment made by Janssen to LAVA under the Janssen Agreement prior to its termination. The license shall be granted with respect to all rights previously licensed under the Original Agreement solely to the extent that VUmc still or again holds such rights following termination pursuant to Article 17.2 (a). Such license shall be concluded only if (1) Janssen is not in breach of the Janssen Agreement as of the effective date of such termination, and (2) Janssen provides VUmc with written notice of its desire to conclude such new license agreement. This Article 17.4 will survive termination of this Agreement pursuant to Article 17.2(a), and Janssen is a third-party beneficiary to this Article 17.4.

17.5	VUmc has the right, but not the obligation, to terminate the Agreement in case LAVA is in material breach (with a [***] remedy period) of this Agreement.

17.6	LAVA shall be permitted to terminate this Agreement for any reason or no reason at all by providing the VUmc [***] prior written notice.

17.7	LAVA shall not directly or indirectly attempt to invalidate patents or patent applications included in the Patent Rights.

17.8	Intentionally omitted.

18.	Notices

Any formal notice or request under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if sent (i) by email and (ii) by registered mail or internationally recognized overnight courier service with confirmation of receipt to the relevant Party at the address set forth below:

	VUmc	LAVA
Name	[***]	[***]
Attn.	[***]	[***]
Address	[***]	[***]
Email	[***]	[***]
Phone	[***]	[***]

Changes of address and/or of the individuals to be addressed will be notified to another Party in writing.

19.	Miscellaneous

19.1

This Agreement, including the schedules attached hereto, contains the entire agreement between the Parties with respect to the subject hereof and supersedes all previous agreements and understandings between the Parties thereto, including the Addendum and the Side Letter. For clarity, all Assignment letters or agreements, including the 2017 Assignment Letter and the 2021 Assignment Letter, shall continue in effect in accordance with their respective terms and conditions. This Agreement may not be modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

19.2

The rights and obligations under this Agreement that by their nature would be expected to survive termination of this Agreement shall survive such termination. These rights and obligations include, but are not limited to Articles 4 (Royalties), 5 (Payments), 6 (Royalty audit), 11 (Confidentiality), 13 (No warranty), 14 (Limitation of liability), 18 (Notices) and 19 (Miscellaneous).

19.3	The Parties understand this Agreement to be in compliance with the relevant competition laws and regulations.

19.4

The invalidity of unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable and which interpretation shall be as close as possible to the intent of the invalid or unenforceable provision.

19.5	All references in this Agreement to a singular noun shall include its plural and vice versa, unless the context requires otherwise.

19.6

This Agreement shall in all respects be governed by, and is construed in accordance with the laws of the Netherlands, excluding its conflicts of law provisions and the Convention on Contracts for the International Sale of Goods (CISG).

19.7	All disputes between the Parties hereunder or relating to the subject matter of this Agreement shall be subject to the exclusive jurisdiction of the courts in The Hague, the Netherlands.

This Agreement has been made in duplicate, signed and initialled by duly authorized officers of the Parties, each of whom has received one original.

STICHTING VUMC	LAVA THERAPEUTICS B.V.
duly represented by	duly represented by

Name: [***]	Name: [***]

Position: [***]	Position: [***]

Place: Amsterdam, The Netherlands	Place: Philadelphia, Pennsylvania USA

Name: [***]

Position: [***]

Place:

Schedules

I.	Milestone payment calculation model

II.	Addendum to the License and Assignment Agreement dated 26 January 2018

III.	LAVA and VUmc License and Assignment Agreement Side Letter dated 6 July 2020

IV.	Assignment Letter between the Parties dated 1 July 2017 (Original Patent Rights)

V.	Total of capital investments as of the Restatement Effective Date

Schedule I: Milestone Payment Calculation Model

[***]

Schedule II: Addendum to the License and Assignment Agreement dated 26 January 2018

Schedule III: LAVA and VUmc License and Assignment Agreement Side Letter dated 6 July 2020

Schedule IV: Assignment Letter between the Parties dated 1 July 2017 (Original Patent Rights)

Schedule V: Total of capital investments as of the Restatement Effective Date

[***]